EXHIBIT 4.1

AMENDMENT NO. 1 TO PEDIATRIX MEDICAL GROUP, INC. PREFERRED SHARE PURCHASE RIGHTS PLAN

Amendment No. 1, dated as of March 28, 2008, to the Rights Agreement, as amended to the date hereof (the “Original Rights Agreement”), dated as of March 31, 1999 between Pediatrix Medical Group, Inc., a Florida corporation (the “Company”), and Computershare Trust Company N.A. (successor Rights Agent to BankBoston, N.A.), as rights agent (the “Rights Agent”).

WITNESSETH

WHEREAS, Section 26 of the Original Rights Agreement provides that at any time prior to person becoming an Acquiring Person (as such term is defined in the Original Rights Agreement) the Original Rights Agreement may be amended to effect any change which the Company may deem necessary or desirable provided that such amendment is approved by a Majority Director Vote (as such term is defined in the Original Rights Agreement); and

WHEREAS, at least a majority in number of the total number of directors currently constituting the Company’s Board of Directors has voted to approve the execution, delivery and performance of this Amendment by the Company, which vote constitutes a Majority Director Vote; and

WHEREAS, the Company and the Rights Agent desire to amend the Original Rights Agreement as provided in this Amendment, and upon execution of this Amendment by each of the parties hereto, the Original Rights Agreement shall be so amended;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Amendment to Definition of “Independent Director.” Section 1(p) of the Original Rights Agreement is hereby amended by adding at the end of the definition of “Independent Director” the following:

“For the avoidance of doubt, a director meeting the foregoing definition of an Independent Director shall be an Independent Director irrespective of whether, and shall not be deemed an Affiliate or Associate of an Acquiring Person solely because, such director was (x) elected following a Special Vote Event (as defined below), (y) nominated for election as a director by, or received votes (either at a meeting of shareholders or pursuant to a written consent in lieu of a meeting of shareholders) in favor of such election as a director from, an Acquiring Person or an Affiliate or Associate of an Acquiring Person or (z) appointed to fill a vacancy on the Board by a vote of the Board including directors who are not Independent Directors.”

Section 2. Amendment to Section 21. Section 21 of the Original Rights Agreement is hereby amended by adding after the second sentence the following new sentence:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

Section 3. Amendment to Section 25. Section 25 of the Original Rights Agreement is hereby amended by deleting the Rights Agent notice information in its entirety and replacing it with the following:

“Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attn: Client Services”

Section 4. Amendment to Original Rights Agreement. The Original Rights Agreement is hereby amended by adding a new Section 36 as follows:

“Section 36. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

Section 5. Miscellaneous. Except as expressly amended by this Amendment, the Original Rights Agreement shall remain in full force and effect in accordance with its terms. Sections 27, 28, 30, 31, 32, 33 and 34 of the Original Rights Agreement shall be incorporated herein by reference and apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PEDIATRIX MEDICAL GROUP, INC.

By:	/s/ Karl B. Wagner
Name:	Karl B. Wagner
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY N.A.

By:	/s/ Katherine S. Anderson
Name:	Katherine S. Anderson
Title:	Managing Director

3